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                                  EXHIBIT 99


Thursday May 20, 3:17 pm Eastern Time

Company Press Release

SOURCE: Plenum Communications, Inc.

Plenum Closes IMARK Acquisition

SPOKANE, Wash, May 20 /PRNewswire/ -- Plenum Communications, Inc. (OTC Bulletin Board: PLNM - news) has completed the purchase of the assets of IMARK Design Group, as first reported on May 12, 1999.

The transaction was completed by delivery of 352,942 shares of the company's common stock. The transaction purchase price was $600,000 and was financed by the company's shares valued at $1.70 each, which was the average closing trade price over the 20 trading days most previous to the initial announcement date. Following payment of the acquisition shares Plenum has 25,877,089 shares issued and outstanding.

The assets have been merged into the company's wholly owned subsidiary, LION, Inc. The two principals of IMARK have signed five-year employment agreements with LION. The assets purchased include two content rich Internet sites directed towards facilitating consumer Internet access to valuable mortgage industry information generating in excess of $70,000 per month of unaudited revenue.

When merged into LION's revenue stream the acquisition will reflect an immediate 20% plus gain in LION revenue. Allen Ringer, Plenum's President and CEO, stated that ``this is but the first transaction Plenum will initiate to assist LION in its quest to be the dominant source of electronic information distribution serving the mortgage industry.''

LION is the largest business-to-business Internet company in the wholesale mortgage industry. As the industry leader, LION is providing E-commerce opportunities for the largest wholesale lenders in the U.S., and making key financial information available to over 4700 mortgage brokers. LION reports that over 500 new brokers sign-up for the service each month to take advantage of the tools and Internet services provided.

LION's portal provides the most extensive database of wholesale mortgage lender information, and financial market information on the Internet. These extensive databases are refreshed daily with any changes and distributed through LION's password protected, subscription-based Web site, www.lioninc.com. LION operates nationally, maintaining 26 separate databases with lender program and rate information organized regionally to account for variations around the country. Originators enter specific information into LION Loan Search(TM) about each loan they seek and quickly find the lender programs that meet the needs of each individual client. The LION databases contain over 11 million loan pricing variances and over 11,000 wholesale lender programs.

LION is also a leading developer of Web sites for wholesale lenders and mortgage brokers. LION ranks first in the nation with wholesale lender Web sites and third with mortgage broker Web sites.

For more information on Plenum Communications Inc. visit its Web site at www.plenum.net.

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For more information on LION, visit the company's Web site at
www.lioninc.com.

SOURCE: Plenum Communications, Inc.

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